Exhibit 2.1
AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of May 23, 2011, is by and among Ensco plc, a public limited company organized under the laws of England and Wales (“Parent”), Pride International, Inc., a Delaware corporation (the “Company”), ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and ENSCO International Incorporated, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Delaware Sub”).
RECITALS
     WHEREAS, the parties hereto entered into the Agreement and Plan of Merger, dated as of February 6, 2011 and amended as of March 1, 2011 (as so amended, the “Agreement”), by and among Parent, the Company, Merger Sub and Delaware Sub.
     WHEREAS, the parties hereto desire to amend certain terms in the Agreement.
     WHEREAS, the respective boards of directors of Parent, the Company, Merger Sub and Delaware Sub have determined that this Amendment is advisable and in the best interests of their respective shareholders, stockholders and members and have authorized and approved the execution and delivery of the Amendment.
     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:
     Section 1. Amendment No. 2. The Agreement is hereby further amended as follows as of the date hereof:
     (a) Section 5.3(b) of the Agreement shall be amended by deleting it in its entirety and substituting in lieu thereof:
     (b) The Company shall submit the adoption of this Agreement to its stockholders unless the Board of Directors of the Company shall have made a Company Adverse Recommendation Change in compliance with Section 5.3(d) or this Agreement is terminated in accordance with the terms hereof.
     (b) The first sentence of Section 5.3(e) of the Agreement shall be amended by deleting it in its entirety and substituting in lieu thereof: “Except as provided in Section 5.3(b), Parent and the Company shall use their reasonable best efforts to hold the Parent shareholders meeting and the Company stockholders meeting on the same day and as soon as reasonably practicable after the date of this Agreement.”
     (c) The reference to “12 months” set forth in Section 7.5(a)(i)(A)(1)(b) of the Agreement shall be changed to “nine months.”

     (d) The reference to “$260,000,000” set forth in Section 7.5(a)(i) of the Agreement shall be changed to “$195,000,000.”
     Section 2. References. All capitalized terms not otherwise defined in this Amendment shall the meaning set forth in the Agreement.
     Section 3. Representations and Warranties. Each of the parties hereto represent and warrant that this Amendment has been duly and validly authorized, executed and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.
     Section 4. Entire Agreement. This Amendment embodies the entire agreement of the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. Except as modified or supplemented hereby, the Agreement, the exhibits to the Agreement, the Parent Disclosure Schedule, the Company Disclosure Schedule and any documents delivered by the parties in connection the Agreement shall continue in full force and effect. All references in the Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule to “this Agreement” or “the Agreement” shall be read as references to the Agreement, as amended by this Amendment, but references to the date of the Agreement therein shall remain references to February 6, 2011.
     Section 5. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Amendment, this Amendment and all disputes and controversies arising hereunder or related hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflicts of laws that would apply any other law.
     Section 6. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Signatures to this agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
[Signatures on next page]

     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

ENSCO PLC

By:	/s/ Daniel W. Rabun

Name:	Daniel W. Rabun

Title:	Chairman, Chief Executive Officer and President

PRIDE INTERNATIONAL, INC.

By:	/s/ Louis A. Raspino

Name:	Louis A. Raspino

Title:	President and Chief Executive Officer

ENSCO VENTURES LLC

By:	/s/ Robert O. Isaac

Name:	Robert O. Isaac

Title:	Vice President and Secretary

ENSCO INTERNATIONAL INCORPORATED

By:	/s/ Robert O. Isaac

Name:	Robert O. Isaac

Title:	Vice President and Secretary